Exhibit 99.1

NEXGEL Announces Partnership with STADA to Distribute and Commercialize Consumer Health OTC Products in North America

LANGHORNE, Pa. – December 11, 2023 - NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: NXGL), a leading provider of medical and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels for healthcare and consumer applications, today announced a partnership with STADA Arzneimittel AG (“STADA”), a European leader in consumer health, to distribute and commercialize consumer health OTC products in North America in 2024.

Adam Levy, CEO of NEXGEL, commented, “We are pleased to be partnering with STADA, a brand leader in the European markets. The product launch is expected to be in mid-2024 and will provide North American consumers with an established European product.”

About NEXGEL, Inc.

NEXGEL is a leading provider of healthcare, beauty, and Over the Counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include Silverseal, Hexagels, Turfguard, Kenkoderm, and Dermablock. Additionally, Nexgel has strategic contract manufacturing relationships with leading consumer healthcare companies.

About STADA Arzneimittel AG

STADA Arzneimittel AG is headquartered in Bad Vilbel, Germany. The company focuses on a three-pillar strategy consisting of consumer healthcare products, generics and specialty pharma. Worldwide, STADA Arzneimittel AG sells its products in approximately 120 countries. In financial year 2022, STADA achieved group sales of EUR 3,797.2 million and reported earnings before interest, taxes, depreciation and amortization (EBITDA) of EUR 884.7 million. As of 31 December 2022, STADA employed 13,183 people worldwide.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contact:

Valter Pinto, Managing Director
KCSA Strategic Communications
212.896.1254
valter@kcsa.com